Exhibit 10

CONTINGENT PROCEEDS PARTICIPATION AGREEMENT

THIS CONTINGENT PROCEEDS PARTICIPATION AGREEMENT (the “Agreement”) is made and entered into as of this 19th day of September, 2003 by and between Brett M. Kingstone, whose address is 8210 Presidents Drive, Orlando, Florida 32809 (“Kingstone”) and Super Vision International, Inc., a Delaware corporation (the “Corporation”), whose address is 8210 Presidents Drive, Orlando, Florida 32809.

BACKGROUND

A. On November 18, 1999 the Corporation filed a lawsuit (case number CI-99-9392) (the “Lawsuit”) in the Circuit Court of the 9th Judicial Circuit in and for Orange County Florida against various defendants (the “Wu Defendants”). On September 26, 2002, the Corporation was awarded a jury verdict in the amount of $33,100,000 against certain of the Wu Defendants in the Lawsuit.

B. The Corporation is also pursuing litigation against certain parties related to the Wu Defendants, including certain of the Defendant’s bankers, lawyers and accountants (the “Related Litigation”).

C. The Corporation has obtained a final judgment against all of the remaining Wu Defendants in the Lawsuit and has filed lawsuits against certain other defendants in the Related Litigation. Any final judgments obtained by the Corporation in the Lawsuit or the Related Litigation, or both, are hereinafter collectively referred to as the “Judgment.” The Wu Defendants and the defendants in the Related Litigation are hereinafter collectively referred to as the “Defendants.”

D. Kingstone is President, Chief Executive Officer and Chairman of the Board of Directors of the Corporation. In exchange for a portion of the net proceeds, if any, actually received by the Corporation from the Judgment, Kingstone may provide personal funds, or arrange for funds, to secure one or more bonds necessary to have the applicable Defendants’ assets seized and levied upon in connection with collection of the Judgment (the “Bonds”), or otherwise to facilitate Collection Activities (as defined below). The Corporation is willing to enter into an arrangement with Kingstone on and in accordance with the terms and conditions of this Agreement.

AGREEMENT

NOW, THEREFORE, the parties agree as follows:

1. Kingstone Activities. The Board of Directors of the Corporation has elected not to provide funds or other collateral to secure the posting of Bonds, or to pursue other activities relating to collecting on the Judgment (the “Collection Activities”). Kingstone shall have the option of providing personal funds (“Kingstone Funds”), or arranging for funds from third parties (“Third Party Funds”), to pursue Collection Activities. The Corporation and Kingstone acknowledge that, as of the date hereof, Kingstone has provided $350,000.00 for a Bond to further the Collection Activities and has arranged for $350,000 of Third Party Funds for a Bond to further the Collection Activities. Kingstone has also notified the Corporation that he has available, on a standby basis, up to an additional $3,000,000.00 of Kingstone Funds and/or Third Party Funds to secure further Collection Activities. Kingstone shall provide written notice to the Corporation of the amount of any Kingstone Funds or Third Party Funds provided by Kingstone and/or third parties from time to time for Collection Activities as and when the same are provided by Kingstone and/or such third parties.

2. Payments to Kingstone.

2.1 Return of Kingstone Funds and Third Party Funds. At such time as all or any part of Kingstone Funds or Third Party Funds, as applicable, used in Collection Activities are returned to the Corporation, the Corporation shall promptly deliver such funds, and any amounts paid over to the Corporation representing interest or other amounts with respect to the deposit of such funds, to Kingstone (“Reimbursed Funds”). The Corporation shall have no obligation to reimburse Kingstone Funds or Third Party Funds in excess of amounts returned to the Corporation after such funds have been used in Collection Activities.

2.2 Participation in Net Proceeds. In consideration for providing Kingstone Funds or Third Party Funds for Collection Activities, the Corporation shall pay Kingstone twenty five percent (25.0%) of the Net Proceeds (as defined below) actually received by the Corporation from all Collection Activities (the “Proceeds Participation”). Payment to Kingstone of the Proceeds Participation shall be made no later than fifteen (15) days after the later of collection by the Corporation of Proceeds (as defined below) or, if applicable, clearance of the Proceeds through normal banking channels. The Reimbursed Funds and the Proceeds Participation shall be Kingstone’s sole and complete compensation under this Agreement. Other than delivering Reimbursed Funds and paying the Proceeds Participation, the Corporation shall have no obligation to pay interest, or any other amounts, on account of Third Party Funds, Kingstone Funds, or other funds provided by Kingstone or third parties for Collection Activities. The Corporation shall have no obligations to any third parties providing Third Party Funds or otherwise. Kingstone shall be solely responsible for all compensation to third parties providing Third Party Funds.

3. Definitions; Example. For purposes of this Agreement: (a) the term “Proceeds” means the cash and other assets, if any, actually received from time to time by the Corporation from the Collection Activities including, without limitation, real property and inventory (all non-cash Proceeds shall be valued at fair market value as determined in good faith by the Company’s Board of Directors), (b) the term “Net Proceeds” means the “Proceeds” less Total Expenses (as defined below), and (c) the term “Total Expenses” means all costs and expenses incurred from time to time by the Corporation in connection with the Lawsuit, the Related Litigation and the Collection Activities, which have not been recovered by the Corporation, including, without limitation: (i) the amount of funds posted for bonds or other security; (ii) professional fees of attorneys, accountants and

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others; and (iii) third party and governmental costs and expenses incurred in connection with the levy, seizure and sale of the assets of parties liable under the Judgment. For purposes of example only, if (w) Kingstone provides $350,000 in Kingstone Funds to secure a Bond and $500,000 in Third Party Funds to secure a second Bond, (x) the Corporation receives $1,000,000 in Proceeds from Collection Activities, (y) the Bonds are released and $850,000 is returned to the Corporation, and (z) the Corporation has expended $300,000 in unrecovered Total Expenses in connection with the Lawsuit and the Related Litigation, the Corporation shall deliver an aggregate of $850,000 to Kingstone as Reimbursed Funds at such time as the Bonds are no longer required and pay Kingstone $175,000 as Proceeds Participation ($1,000,000 - $300,000 x 25%).

4. Records. The parties shall keep all receipts, invoices, records, documents and books of account concerning or relating to Total Expenses, Kingstone Funds and Third Party Funds and, upon written request, shall promptly provide same to the other party.

5. Relationship of Parties, Taxes. The relationship of the parties concerning the subject matter of this Agreement shall be that of independent contractors and nothing in this Agreement shall be deemed, in any event, to create a joint venture or partnership between the parties. Nothing contained in this Agreement shall authorize, empower or constitute any party as agent of any other party in any manner; authorize or empower one party to assume, limit or create any obligation or responsibility whatsoever, express or implied, on behalf of or in the name of any other party; or, as concerns the subject matter hereof, authorize or empower a party to bind, or hold themselves out as having the power to bind, any other party in any manner or make any representation, warranty, covenant, agreement or commitment on behalf of any other party. Kingstone and third parties, as applicable, shall be responsible for paying any and all employment or other taxes, or assessments that arise out of or are related to the Reimbursed Funds or the Proceeds Participation including, if applicable, any amounts that would normally be withheld from the gross amount of an employee’s pay (including, but not limited to, state and federal taxes, FICA, and Medicaid) (“Withholding Taxes”). The Corporation will not withhold any amounts for such taxes or other assessments from any payments to Kingstone.

6. Notices. Any and all notices, designations, consents, offers, acceptances, or any other communication provided for herein shall be in writing and shall be deemed to have been properly given upon the earlier of: (i) actual delivery; (ii) if mailed, two (2) business days after being sent by certified United States mail, return receipt requested, postage prepaid, to the addresses first set forth above; or (iii) if sent via overnight express service, the next business day after prepaid transmission to the addresses first set forth above. Either party may change its address for notices by complying with the above.

7. Waiver or Modification. No waiver or modification of this Agreement or of any covenant, condition or limitation herein contained shall be valid unless in writing and duly executed by the party to be charged therewith. Furthermore, no evidence of any waiver or modification shall be offered or received in evidence in any proceeding, arbitration or litigation between the parties arising out of or affecting this Agreement, or the rights or obligations of any party hereunder, unless such waiver or modification is in writing and duly executed as aforesaid. The provisions of this paragraph may not be waived except as herein set forth.

8. Complete Agreement; Binding Effect. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter of this Agreement and supersedes any and all previous agreements between the parties, whether written or oral, with respect to such subject matter. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, personal representatives, and permitted successors and assigns.

9. Law and Venue. This Agreement shall be deemed executed and delivered in Orlando, Orange County, Florida and shall be governed by the laws of the State of Florida. Except for third party actions, exclusive venue for any legal proceeding arising out of this Agreement shall be Orange County, Florida.

10. Captions. Section and paragraph headings used throughout this Agreement are for reference and convenience only and in no way define, limit or describe the scope or intent of this Agreement or affect its provisions.

11. Term; Survival. This term of this Agreement shall commence on the date first set forth above and terminate upon completion of the Collection Activities. Sections 4 and 9 shall survive the expiration, termination or cancellation of this Agreement. In addition, the Corporation’s obligation to deliver Reimbursed Funds and pay the Proceeds Participation shall survive termination of this Agreement.

12. Absence of Third Party Beneficiary Rights. No provision of this Agreement is intended or shall be construed to provide or create any third party beneficiary right or any other right of any kind in any person or entity other than the Corporation and Kingstone.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement on the day and year first above written.

SUPER VISION INTERNATIONAL, INC.

By:	/s/ DANILO REGALADO

Print Name:	Danilo Regalado
Title:	Chief Operating Officer

/s/ BRETT M. KINGSTONE

Brett M. Kingstone

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